SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                            Chalone Wine Group, Ltd.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

                            Chalone Wine Group, Ltd.
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

- ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------

(5)  Total fee paid:

- ----------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

- ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

- ----------------------------------------------------------------------------

(3)  Filing party:

- ----------------------------------------------------------------------------

(4)  Date filed:

- ----------------------------------------------------------------------------

                       =================================

                                     CHALONE
                                   Wine Group

                       =================================

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                          THE CHALONE WINE GROUP, LTD.

                              Monday, May 13, 1996

TO ALL SHAREHOLDERS:

         PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of THE CHALONE WINE GROUP, LTD., will be held at the Company's executive offices, 621 Airpark Road, Napa, California 94558-6272, on Monday, May 13, 1996, commencing at the hour of 10:00 a.m. local time.

         Shareholders of record as of the close of business on March 21, 1996, will be entitled to vote at the meeting and any adjournments thereof.

         The meeting will be held for the following purposes:

         1.  Election of directors for the ensuing year.

         2. Ratification of the appointment of the Company's independent certified public accountants.

         3. Consideration and action on any other matter properly brought before the meeting.

         Management's proxy and proxy statement are enclosed.

         You are requested to date and sign the enclosed proxy, which is solicited by the Company's Board of Directors, and to return it promptly in the envelope which is also enclosed. Shareholders who execute and return proxies retain the right to revoke them at any time prior to the voting thereof.

                                        By Order of the Board of Directors


                                        /s/ William L. Hamilton


                                        William L. Hamilton
                                        Secretary

Napa, California
April 10, 1996


YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY.

                       =================================

                                     CHALONE
                                   Wine Group

                       ==================================



                                 PROXY STATEMENT
                   -------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 13, 1996
                  --------------------------------------------

                     INFORMATION CONCERNING THE SOLICITATION


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of THE CHALONE WINE GROUP, LTD. (the
"Company"), for the 1996 Annual Meeting of Shareholders, to be held May 13, 1996. The proxies solicited are revocable at any time prior to the voting thereof. All properly executed proxies received by the Company and not revoked will be voted as directed or, if no direction is given, will be voted (except where excluded):

         1. For election of management's proposed slate of directors, as described herein, for the ensuing year.

         2. For ratification of the appointment of Deloitte & Touche as the Company's certified public accountants.

         The proxies will also be voted in the discretion of the appointed proxy-holders on any other matter of business properly brought before the meeting.

         The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telecommunication by one or more of the Company's directors, officers, and/or employees, at no additional compensation. This Proxy Statement is first being mailed to shareholders of the Company on or about April 10, 1996.

         Pursuant to Section 2.9 of the Company's By-Laws, the record date for the determination of the shareholders of the Company entitled to vote at the Annual Meeting has been fixed at March 21, 1996. The Company had outstanding, as of such record date, a total of 7,590,246 shares of its common stock, its only class of voting securities. At the Annual Meeting, each shareholder will be entitled to one vote for each share held on the record date, except that, for the election of directors, upon request therefor made prior to the commencement of voting, each shareholder will be accorded cumulative voting rights, under which (s)he will be entitled to as many votes as equals the number of shares of stock held, multiplied by the number of directorship positions to be filled (eleven), all of which votes may be cast for a single candidate or distributed among any or all of the candidates in such proportions as each shareholder sees fit.

         Any proxy given pursuant to this solicitation may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another proxy bearing a later date, or upon oral request at the meeting.

         Under the Company's By-Laws and the laws of the State of California, assuming a quorum (3,795,124 shares) is present, the eleven director-nominees receiving the highest number of affirmative votes of the shares represented and voting will be elected as directors. All other matters require the affirmative vote of a majority of the shares represented and voting at the meeting. The Company will count shares duly represented but abstaining, including broker non-votes, towards the determination of whether a quorum exists.

                              ELECTION OF DIRECTORS

         In 1995, the Company acquired new equity from two of its largest shareholders, Domaines Barons de Rothschild (Lafite) ("DBR") and Summus Financial, Inc. ("Summus"), pursuant to an agreement dated August 22, 1995 (the "Omnibus Agreement"). The transactions described in the Omnibus Agreement were approved by the shareholders of the Company at a Special Meeting held on October 25, 1995. Pursuant to the terms of the Omnibus Agreement, the Company increased the size of its Board from nine to eleven directors, and designees of DBR and Summus, Yves-Andre Istel and Mark A. Hojel, respectively, were appointed to the two newly-created Board seats. Summus subsequently transferred its shares of the Company's common stock to an affiliate, SFI Intermediate Ltd., a Texas limited partnership ("SFI"), and SFI transferred such shares to another affiliate, Hook Financial Inc., an exempted company organized under the laws of the Cayman Islands ("HFI").

         In addition to Mr. Istel, DBR currently has two nominees on the Board of Directors: Eric de Rothschild and Christophe Salin. In addition to Mr. Mark
A. Hojel, HFI currently has one nominee on the Board: Phillip M. Plant. The Company has undertaken to include the three DBR designees and the two HFI designees in the slate of nominees for election at the Annual Meeting pursuant to the terms of a voting agreement between the Company, DBR, Summus, and the Company's President, Mr. W. Philip Woodward, as more fully described below under the caption "Voting Agreement."

         All of the nominees for election are now serving as directors of the Company, except for William G. Myers who will be standing for election for the first time. John A. McQuown, who is currently serving as a director, has decided that he will not stand for re-election. Richard C. Hojel, a director of the Company for three years and the president of Summus, passed away on December 15, 1995. On February 5, 1996, Phillip M. Plant was appointed to the vacancy created upon Richard C. Hojel's death. Phillip M. Plant and Mark A. Hojel are related by marriage, and Mark A. Hojel is the son of Richard C. Hojel and Phyllis S. Hojel. Phyllis S. Hojel is president and sole director of HFI.

         At the Annual Meeting, directors will be elected to serve until the 1997 Annual Meeting and their successors have been duly elected and qualified. Each nominee has consented to be named in this proxy statement and has consented to serve as a director if so elected. The Company has no reason to believe that any of the nominees will not be available to serve; if however, any nominee would for any reason become unable or unwilling to serve, the shares represented by proxies received by the Company will (unless otherwise directed) be voted for the election of such person as the Board of Directors may recommend, in place of the unavailable nominee.

         The eleven nominees are listed in the following section, together with summary biographical information.

Director Nominees

         Richard H. Graff. Age 59. Mr. Graff served as President and Chief Executive Officer of the Company from its formation in June of 1969 until December of 1974, when he relinquished the presidency to Mr. Woodward, continuing as Chairman of the Board. From December of 1974 through December of 1992 he served as the Company's Chief Operating Officer, with overall responsibility for the Company's vineyard and winemaking activities. In February of 1994 he resigned as an employee of the Company, so as to pursue other interests. He continues as Chairman of the Board and as a part-time consultant to the Company, on an independent-contractor basis. Mr. Graff is a founder, past Chairman, and currently Chairman Emeritus of the American Institute of Wine and Food, and currently serves on the board of The Philharmonia Baroque Orchestra. He has been a director of the Company since its formation in 1969.

         W. Philip Woodward. Age 56. Mr. Woodward joined the Company as Vice President and Chief Financial Officer in 1972 and in December of 1974 became its President and Chief Executive Officer. He continued as Chief Financial Officer until October of 1983. He has overall responsibility for all aspects of the Company's operations. He is a director of DBR, the Northern Trust Bank of California, and Hog Island Oyster Company. Mr. Woodward is serving as President and a director of the Marin Theatre Company. He has been a director of the Company since 1972.

         William L. Hamilton. Age 51. Mr. Hamilton joined the Company as Chief Financial and Administrative Officer in September of 1985. In November 1986 his title was changed to Vice President, Finance and Administration, and he was also appointed Assistant Secretary. In September of 1990, he was appointed Executive Vice President of the Company, and in 1996 was appointed Secretary of the Company. He is a trustee of the Marin Community Foundation. He has been a director of the Company since April of 1986.

         C. Richard Kramlich. Age 60. Mr. Kramlich has, since 1978, been Managing General Partner of New Enterprise Associates, a San Francisco-based venture capital company. He was a director of Carmenet Vineyard, Inc., from its inception until its merger into the Company effective January 1, 1984. From that date until his election as a director he served as an Advisor to the Board. He is a director of Ascend Communications, Inc., Macromedia, Corp., Neopath, Inc., Silicon Graphics, Inc., Syquest Technology, Inc., Graphix Zone, Lunisys, Inc. and Telebit Corporation. He has been a director since May of 1990, and is a member of the Executive and Audit Committees.

         James H. Niven. Age 53. Since January 1989 Mr. Niven has been President of Paragon Vineyard Co., Inc., a grape-growing firm located in San Luis Obispo County, California. Paragon is the Company's joint venture partner in the Edna Valley Vineyard joint venture. Mr. Niven has, since 1985, been a partner in Niven & Smith, a San Francisco law firm specializing in real estate matters. Mr. Niven has been a director of the Company since July of 1993.

         Eric de Rothschild. Age 55. Baron Eric de Rothschild has, since 1982, been a Managing Partner of DBR as well as Chairman of one of DBR's major shareholders, Paris Orleans, S.A., a French publicly-held company, Chairman of Francarep, a subsidiary of Paris-Orleans, and Managing Partner of another of DBR's major shareholders, Chateau Lafite Rothschild. DBR holds a significant interest in the Company, resulting from cross-purchases of securities in April of 1989 and September of 1991, through participation in a 1993 private placement, and through the conversion of its convertible debentures in 1995. Since 1981, Baron Eric de Rothschild has been a partner in Rothschild & Cie. Banque, Paris, and is also a director of N.M. Rothschild & Sons, London, and a director of Rothschild North America, Inc., New York. He has been a director of the Company since April of 1989, and is a member of the Executive Committee.

         Christophe Salin. Age 40. Since January of 1990, Mr. Salin has been President and a director of DBR, which company he joined in 1985. He is also the Chairman of Grancru and of Societe de Gestion et d'Assistance Viticole, and a director of Chateau Rieussec, Societe Financiere Viticole, Domaines Barons de Rothschild Developpement, Vi-a Los Vascos, and Quinta do Carmo, La Viticole de Participation, and all affiliated companies of DBR. He has been a director of the Company since September of 1991, and is the Chairman of the Executive Committee.

         Yves-Andre Istel. Age 60. Since 1993, Mr. Istel has served as the Vice Chairman of Rothschild Inc., a New York banking firm. Prior to that, from 1988 through 1993, Mr. Istel was Managing Director of Wasserstein Perella & Co., Inc., a New York banking firm. He is also the Vice Chairman of Rothschild Europe, B.V., and Director of Rothschild et Cie. Banque, Paris, France. Mr. Istel was appointed a director of the Company in November of 1995.

         Mark A. Hojel. Age 27. Since September of 1994, Mr. Hojel has been pursuing a Masters Degree in Business Administration at the Anderson School at the University of California at Los Angeles. Mr. Hojel was employed as an Industrial Engineer from January of 1992 through August of 1994 at PGI International in Houston, Texas. Mr. Hojel was appointed a director of the Company in November of 1995.

         Phillip M. Plant. Age 50. Since 1985, Mr. Plant has served as Senior Vice-President, Manager, of Rauscher, Pierce, Refsnes, Inc., an investment banking and brokerage firm. Mr. Plant is an advisory director of the American National Bank, Corpus Christi, Texas, and a director for Rauscher, Pierce & Clark, London, England. Mr. Plant was appointed a director of the Company in February of 1996, and is a member of the Executive Committee.

         William G. Myers. Age 68. Since 1962, Mr. Myers has served as Chief Executive Officer of Ojai Ranch and Investment Company, Inc., which has agribusiness and investment interests. Mr. Myers currently serves as director of Security Capital Industrial Trust, Santa Fe, New Mexico, Security Capital Pacific Trust, El Paso, Texas, S.E.E. International of Santa Barbara, California, The Library of Congress, James Madison Council, of Washington, D.C., California Historical Society Foundation, of San Francisco, California, H.C. and R.C. Merritt Trusts, of Los Angeles, California, and Idetek, Inc., of Sunnyvale, California. Mr. Myers has served as a director in the past for Bank of A. Levy, Oxnard, California, Bradley REIT, Boston, Massachusetts, Oregon Shakespeare Festival, Ashland, Oregon, Santa Barbara Botanic Garden, Santa Barbara, California, and Santa Barbara Museum of Art, Santa Barbara, California.

Shareholding Information as to Directors, Director Nominees and Management

         The following table sets forth information respecting security ownership of the Company's no par value common stock, the Company's only class of voting securities, beneficially owned by each of the Company's directors, director-nominees, and executive officers, and all directors, director-nominees and executive officers as a group, as of March 15, 1996.

         The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, respectively, subject to applicable community property laws and to the qualifications contained in the footnotes to the table.

                      Name of                           Share
  Title             Beneficial                       Beneficially        Percent
of Class               Owner                            Owned           of Class
- --------               -----                            -----           --------
No par value   W. Philip Woodward(1)                      410,192          4.3%
common         William G. Myers                           263,100          2.8%
               J.A. McQuown(2)                            126,000          1.3%
               Richard H. Graff(3)                        104,646          1.1%
               William L. Hamilton(4)                      91,889          1.0%
               Larry M. Brooks(5)                          49,051           *
               C. Richard Kramlich(6)                      38,216           *
               Robert B. Farver(7)                          8,824           *
               Christophe Salin(8)                          8,010           *
               Eric de Rothschild(8)                        5,390           *
               James H. Niven(9)                            2,620           *
               Phillip M. Plant                               400           *
               Yves-Andre Istel                                 0           *
               Mark A. Hojel(10)                                0           *

               All directors, director-nominees         1,108,338         10.5%
               and executive officers as a group
               (14 persons)(11)

*Less than 1% ownership.
- ----------------------------------------

(1) Includes 11,043 shares held by Mr. Woodward's wife and 1,577 shares held by Mr. Woodward's children, as to all of which Mr. Woodward disclaims beneficial ownership. Includes 22,100 shares held by trusts of which Mr. Woodward is the beneficiary. Includes 123,500 shares issuable on exercise of options which are vested or will vest within the next 60 days, warrants for the purchase of an aggregate of 42,857 shares collectively held by Mr. Woodward and the aforesaid trusts, and 941 shares in the Company's Profit Sharing Plan.

(2) Includes 13,510 shares issuable on exercise of options which are vested or will vest within the next 60 days.

(3) Includes 99,710 shares issuable to Mr. Graff on exercise of options which are vested or will vest within the next 60 days.

(4) Includes 637 shares held by Mr. Hamilton's wife and 30 shares held by Mr. Hamilton's children, as to all of which Mr. Hamilton disclaims beneficial ownership. Includes 95,500 shares issuable to Mr. Hamilton on exercise of options which are vested or will vest within the next 60 days and an additional 416 shares similarly issuable to Mrs. Hamilton, as to which latter Mr. Hamilton disclaims beneficial ownership. Also includes 680 shares in the Company's Profit Sharing Plan.

(5) Includes 43,388 shares issuable to Mr. Brooks on exercise of options which are vested or will vest within the next 60 days.

(6) Includes 13,510 shares issuable to Mr. Kramlich on exercise of options which are vested or will vest within the next 60 days.

(7) Includes 6,500 shares issuable to Mr. Farver on exercise of options which are vested or will vest within the next 60 days.

(8) Consists of shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Baron de Rothschild is Managing Partner and Mr. Salin is President, which holdings are set forth in the next section, and as to which the two individuals named disclaim beneficial ownership.

(9) Consists of shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes 10,000 shares held by Paragon Vineyard Co., Inc., of which Mr. Niven is President, as to which Mr. Niven disclaims beneficial ownership.

(10) Excludes shares held and acquirable by HFI as set forth in the next section, as to which Mr. Hojel disclaims beneficial ownership.

(11) Includes 411,638 shares issuable on exercise of options which are vested or will vest within the next 60 days, warrants for the purchase of 42,857 shares, and 1,621 in the Company's Profit Sharing Plan.

Shareholding By Other Owners of More Than Five Percent

         In   addition   to   the   foregoing    shareholdings   by   directors,
director-nominees  and management,  the Company is aware of two other beneficial owners of more than 5% of the Company's  common stock,  the Company's only class of voting  securities,  as  described  in the  following  table and  explanatory paragraphs. The information disclosed below is based on information furnished by the  holders or  contained  in filings  made with the  Securities  and  Exchange
Commission. The percentage number is based on shares and warrants outstanding on
March 21, 1996:


                                                                           Shares             Percent of Class
  Title of Class              Name of Beneficial Owner               Beneficially Owned      Beneficially Owned
  --------------              ------------------------               ------------------      ------------------

   No par value        Domaines Barons de Rothschild (Lafite)            3,871,668                 42.7%
      common                     33 rue de la Baume
                                75008 Paris, France

                                Hook Financial Inc.                      1,756,919                 19.4%
                         5810 East Skelly Drive, Suite 1000
                             Tulsa, Oklahoma 74135-6403

         The holding of DBR consists of 3,097,858 shares held outright, and 773,810 shares acquirable on exercise of warrants.

         The holding of HFI consists of 1,054,538 shares held outright, and 702,381 shares acquirable on exercise of warrants. HFI and Phyllis S. Hojel share voting power and the power to dispose or direct the disposition of such shares.

Committees

         Executive Committee. In 1993, the Company established a five-person Compensation Review Committee, with specific jurisdiction over employment and compensation matters concerning the Company's senior executive officers. Subsequently the Committee was redesignated the Executive Committee and its jurisdiction broadened to encompass matters customarily handled by such committees. The Committee also assumed the duties of the Company's Compensation and Benefits Committee, previously held by the prior Executive Compensation Committee. The Committee's membership currently includes Messrs. Kramlich, McQuown, Plant, Rothschild and Salin, although as noted above Mr. McQuown will not be standing for re-election at the Annual Meeting. The Committee met six times in 1995.

         Audit Committee. The Audit Committee, currently comprised of Messrs. Kramlich and McQuown, concerns itself with the Company's internal accounting controls as well as meeting and conferring with the Company's certified public accountants and reviewing the results of their auditing engagement. The Committee typically meets in March of each year, in conjunction with the annual audit, and so met in 1995, with both members in attendance. As noted above, Mr. McQuown will not be standing for re-election at the Annual Meeting.

         The Company has no standing nominating committee.

Board Meetings and Compensation

         The Company's Board of Directors met seven times during 1995. Each director attended at least 75% of the aggregate of those meetings and the meetings of those committees of which he was a member, with the exception of Messrs. Salin, McQuown, and Rothschild.

         Each director who is not an employee of the Company is compensated on the basis of $500 per year plus $100 for each Board of Directors meeting attended, plus reimbursement of extraordinary travel costs to attend meetings. No additional compensation is or has been paid for committee participation or special assignments.

         Non-employee directors also receive quarterly grants of options to purchase the Company's stock, pursuant to the Company's Non-Discretionary Stock Option Plan. During 1995, the seven non-employee directors received options covering a total of 2,060 shares. The exercise price in each instance was the market value of the stock on the date of grant. The weighted average per-share exercise price of all such options is $7.74.

Executive Compensation

         The following Table shows compensation paid by the Company for the past three years to its Chief Executive Officer and each other executive officer of the Company.

                                               Summary Compensation Table

                                                          Annual                     Long Term           All Other
                                                       Compensation                 Compensation        Compensation
                                                       ------------                 ------------        ------------
      Name and
Principal Position                  Year           Salary          Bonus              Options(1)
- ------------------                  ----           ------          -----              -------
W. Philip Woodward                  1995         $121,700         $18,000           10,000 shs.             ---
President and Chief                 1994         $105,000           ---             10,000 shs.             ---
Executive Officer                   1993         $124,313           ---             25,000 shs.             ---

William L. Hamilton                 1995         $105,300         $10,300            2,500 shs.             ---
Executive Vice-President            1994         $101,750           ---             10,000 shs.             ---
and Chief Financial Officer         1993         $102,732           ---             25,000 shs.             ---

Larry M. Brooks                     1995         $ 88,333         $ 5,000           10,000 shs.             ---
Vice President, Production, and     1994         $ 78,958         $ ---             10,000 shs.             ---
Managing Director, Acacia Winery    1993         $ 75,173         $ ---              2,500 shs.             ---

Robert B. Farver                    1995         $ 85,000         $36,056               ---                 ---
Vice President, Sales               1994         $ 65,000         $28,675               ---                 ---
                                    1993         $ 60,000         $15,400            6,500 shs.             ---

(1) All of the options were incentive stock options, granted pursuant to the Company's 1987 Stock Option Plan, when initially awarded.

                                           Option Grants In Fiscal Year 1995

                                                                                            Potential Realizable
                                            Percentage of                                 Value at Assumed Annual
                                            Total Options                                   Rates of Stock Price
                                              Granted to       Exercise                        Appreciation for
                               Options        Employees           or         Expiration          Option Term
           Name               Granted(1)    in Fiscal Year    Base Price        Date             ------------
           ----               ----------    --------------    ----------        ----        5%           10%
                                                                                            --           ---
W. Philip Woodward           10,000 shs.        27.6%          $6.75/sh.       2/15/05     $42,500      $107,500

William L. Hamilton           2,500 shs.         6.9%          $6.75/sh.       2/15/05     $10,625      $ 26,875

Larry M. Brooks              10,000 shs.        27.6%          $6.75/sh.       2/15/05     $42,500      $107,500

Robert B. Farver                 ---             ---              ---           ---                 ---

- -------------------------------

(1) Options are incentive stock options, granted pursuant to the Company's 1987 Stock Option Plan. They became exercisable on February 15, 1996
(2) Potential realizable value is calculated based on an assumption that the price of the Company's common stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's common stock and the continued employment of the executive officer holding the option through its vesting period. At 5% annual appreciation from $6.75 over a ten-year term, the stock price would be $11.00. At 10% annual appreciation from $6.75 over a ten-year term, the stock price would be $17.50.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

                                                                              Number of         Value of Unexercised
                                                                         Unexercised Options    In-The-Money Options
                                                                              at FY-End               at FY-End

           Name               Shares Acquired             Value              Execisable/            Exercisable/
           ----                 on Exercise             Realized            Unexercisable           Unexercisable
                              ---------------           --------            -------------           -------------
W. Philip Woodward                  ---                    ---                 113,500/              $228,062.50/
                                                                                10,000               $ 26,250.00

William L. Hamilton                 ---                    ---                  93,000/              $158,250.00/
                                                                                 2,500               $  6,562.50

Larry M. Brooks                     ---                    ---                  33,388/              $ 64,375.00/
                                                                                10,000               $ 26,250.00

Robert B. Farver                    ---                    ---                   6,500/              $ 15,437.50/
                                                                                 ---                      0


Performance Graph

         The line graph below compares the cumulative total return to holders of the Company's common stock in the period from January 1, 1990 to December 31, 1995, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of the following companies whose returns have been weighted based on market capitalization as of the beginning of each period for which a return is indicated: Robert Mondavi Corp., Canandaigua Wine Inc., Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown-Forman Corporation and Genesee Corporation. The graph assumes an investment of $100.00 on December 31, 1990 in the Company and in two comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG CHALONE WINE GROUP, LTD., THE NASDAQ STOCK MARKET-US INDEX
                                AND A PEER GROUP


{The following descriptive data is supplied in accordance to with Rule 304(d) of Regulation S-T}



                                        Cumulative Total Return
                         ------------------------------------------------------
                         1990     1991     1992      1993      1994       1995

Chalone Wine Group       100      110       79        73        65        106
Peer Group               100      142      140       127       136        181
Nasdaq Stock Market      100      161      187       214       210        297




* $100 invested on 12/31/90 in stock or index including reinvestment of dividends, fiscal year ending December 31.

The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.


Compensation Committee Interlocks and Insider Participation

         Compensation decisions are made by the Executive Committee of the Board of Directors, whose current members are: Messrs. Kramlich, McQuown, Plant, Rothschild and Salin. Mr. McQuown will not be standing for re-election at the Annual Meeting. Baron de Rothschild and Mr. Salin are, respectively, the Managing Partner and President of DBR. As described above, in 1995 the Company and DBR entered into the Omnibus Agreement whereby the Company acquired new equity from DBR and another shareholder of the Company, and the Company and DBR engaged in certain related transactions which are described in more detail below under the caption "Certain Relationships and Related Transactions."

Compensation Committee Report on Compensation of Executive Officers

         General. The Executive Committee of the Board of Directors (the "Committee") performs the functions of a compensation committee and administers the Company's executive compensation program. The Executive Committee is composed entirely of directors who are not employees of the Company.

         The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants under the Company's 1987 Stock Option Plan ( the "1987 Plan"). These elements are designed to operate on an integrated basis and together comprise total compensation value.

         The Executive Committee reviews executive compensation in light of the Company's performance during the fiscal year. In reviewing the Company's performance during 1995, the Committee considered a variety of factors. Sales increased by 22% for the year, the highest level achieved in the Company's history. Profits increased to a record $207,000 for the year as compared to a break-even 1994. In addition, the Company completed a transaction whereby it acquired substantial new equity from two of its shareholders, as more fully described below under the caption "Certain Relationships and Related Transactions." In reviewing Company performance, the Committee considered these factors as a whole without assigning specific weights to particular factors.

         Base Salary. Base salary levels for the Company's executives are determined by the Committee based on factors such as individual performance (e.g., leadership, level of responsibility, management skills and industry activities), and Company performance (as discussed above). For 1995, base salaries for the named executive officers, including that of the Chief Executive Officer, were established as above.

         Annual Cash Incentives. The annual cash incentive is designed to provide a short-term (one-year) incentive. The Company does not adhere to any firmly established formulas for the award of annual cash incentives. Rather, incentive awards are based on the achievement of corporate and individual performance for the year, including subjective factors. The Summary Compensation Table shows annual cash incentives paid to the named executive officers, including the CEO, for 1995, 1994 and 1993.

         Stock Options. Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's common stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options or shares of stock currently held by an executive is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Company common stock by the Company's executives. However, retention of shares of Company stock by executives is encouraged.

         The Company does not adhere to any firmly established formulas for the issuance of options. The Summary Compensation Table shows the options granted to the named executive officers for the past three years, including the CEO. In determining the size of the grants to the CEO and the other named executive officers, the Committee assessed relative levels of responsibility and the long-term incentive practices of other comparable companies.

         In accordance with the provisions of the 1987 Plan, the exercise price of all options granted was equal to the market value of the underlying common stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Company's common stock.

         The foregoing report is given by the members of the Executive Committee, namely:
                               C. Richard Kramlich
                                 John A. McQuown
                                Phillip M. Plant
                               Eric de Rothschild
                                Christophe Salin

Voting Agreement

         In 1995, DBR, Summus and Mr. Woodward entered into a voting agreement which provides that they will vote their shares (and use their best efforts to have certain others vote their shares) in favor of the other signatories' designees to the Company's Board of Directors, including the nomination of such designees for directorship positions. The agreement provides for a signatory's right to designate one or more nominees, according to the percentage of total shares outstanding then held by the particular signatory, as follows: 26% or greater, three designees; 12%-26%, two designees; and 5%-12%, one designee. The agreement has a five-year term and supersedes a prior 1993 voting agreement among the parties and certain other directors and officers of the Company.

Certain Relationships and Related Transactions

         Mr. Niven is the President of Paragon Vineyard Co., Inc. ("Paragon"), the Company's joint venture partner in the Edna Valley Vineyard Joint Venture. In 1991, the Company and Paragon entered into a set of agreements to convert the Joint Venture into a "permanent partnership" of unlimited duration. A significant element of the transaction was the purchase by the Company of an option for $1,017,174 (with $175,439 remaining due in annual installments through 1997) which gives the Company the right to convert the limited-term venture into a permanent relationship upon final payments to Paragon of $200,000 in 1998 and 1999 and $4,500,000 in 2000. The Company continued as the Managing Joint Venture Partner. Paragon also receives and will receive, annually, significant sums as the provider of grapes to the Joint Venture pursuant to a grape purchase contract between the Joint Venture and Paragon, and additional sums by reason of Paragon's provision of white-wine grapes to the Company's Carmenet Vineyard facility. In 1995, grape-purchase payments to Paragon amounted to approximately $1,144,700 from the Joint Venture and $73,800 from the Company for Carmenet Vineyard. Paragon leases to Edna Valley Vineyard the land on which the winery is located at an annual fee of $10,240 with adjustments to the fees every three years. In 1995, the Company advanced $500,000 to Paragon pursuant to an understanding relating to a short crop at the Edna Valley Vineyard.

         Certain directors and nominees have relationships with DBR, Summus, and Summus' affiliate, HFI. Baron de Rothschild and Mr. Salin are, respectively, the Managing Partner and President of DBR, and Mr. Istel is a director of certain affiliates of DBR. Mr. Mark A. Hojel is the son of deceased director Richard C. Hojel and Phyllis S. Hojel. Richard C. Hojel was a director of the Company for three years and the president of Summus. Phyllis S. Hojel is the president and sole director of Summus' affiliate, HFI. Mr. Plant has served as a financial advisor to the Hojel family and is related to the Hojel family by marriage. On April 26, 1995, the Company reached agreement in principle with DBR and Summus for the infusion of new equity into the Company and a restructuring of the Company's operational relationship with DBR and its affiliated group of companies, which agreement was formalized in the Omnibus Agreement. On October 25, 1995, the transaction was approved at a Special Meeting of the Shareholders. The principal terms of the Agreement may be summarized as follows:

         1. DBR converted its $12.4 million principal amount of the Company's convertible debentures, at a conversion price of $7.00, into 1,769,143 shares of common stock.

         2. The Company received a total of $4.5 million, net of expenses, in cash, contributed in equal amounts of $2.5 million by DBR and Summus, in return for the issuance to each of 416,667 units, each unit consisting of one share of common stock and one warrant for the purchase of one share of common stock, at a per-unit price of $6.00. The warrants, which have a five-year term, are exercisable at $8.00/share.

         3. The Company exchanged essentially all of its existing ownership in DBR for a 23.5% interest in Chateau Duhart-Milon, a Bordeaux wine-producing estate located in Pauillac, France, and an affiliated company of DBR. The effect of this element of the overall transaction was to convert an essentially passive 11.3% interest in DBR into an interest in an active, operating vineyard and winery operation.

         4. The Company retained one share of stock in DBR and will continue to hold one seat on DBR's board of directors (Conseil de Surveillance), with the Company's President continuing to fill that seat. DBR will review the Company's nomination to that seat on an annual basis.

         5. The Company's Board of Directors was increased from nine to eleven positions, with DBR and Summus each given the right to designate a nominee to one of the newly created positions. As described above, Mr. Istel and Mr. Mark
A. Hojel were appointed to the two newly-created Board seats.

         6. DBR was released from its existing "standstill" restriction on increasing its ownership position in the Company, but with a commitment not to increase that position to over 49.9% of total shares outstanding, on a fully diluted basis, through December 31, 1999.

         As a result  of the  investment  in the  Company  by DBR,  the  Company receives an allocation of the wines of DBR, including the wines of Chateau Lafite-Rothschild and Duhart-Milon, to sell primarily to the Company's shareholders.

         The Company pays approximately $65,000 annually to director Richard H. Graff in connection with consulting services provided to the Company. As of December 31, 1995, Mr. Graff owed $85,426 to the Company for processing of wines for the Richard Graff Vineyard, his own winemaking venture, which amount bears interest at a rate of 8.31%.

         On February 28, 1996, Director and Chief Financial Officer William L. Hamilton paid to the Company all remaining amounts due pursuant to a loan by the Company to Mr. Hamilton in the principal amount of $96,666.

         In the judgment of the Company, all material transactions between the Company and its directors, officers and principal shareholders, and their affiliates, have been made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

Compliance with Section 16(a) of the Securities and Exchange Act of 1934

         The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company.

         Based on review of copies of filings received by it, the Company believes that during fiscal year 1995 all filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with, except that two of the Company's executive officers, Larry M. Brooks and Robert B. Farver, inadvertently failed to file the required report upon achieving the status of executive officers during 1995, and Mr. Brooks inadvertently failed to file a report upon receiving a grant of options in 1995.

           RATIFICATION OF APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has reappointed Deloitte & Touche LLP as the Company's independent certified public accountants. Deloitte & Touche and its constituent predecessor, Touche Ross & Co., have been the Company's certified public accountants since 1986.

         Although not required by California law, the Company makes a practice of seeking shareholder ratification of the appointment of the Company's auditors, at each annual meeting. In the event the necessary vote is not obtained, the matter will be returned to the Board of Directors for consideration of alternatives.

         Representatives of Deloitte & Touche are expected to be in attendance at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to answer shareholders' questions.

                                  OTHER MATTERS

         The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. Should any other matter be properly brought before the Meeting, the holders of the proxies herein solicited will vote thereon in their discretion.

                              FINANCIAL STATEMENTS

         Shareholders should refer to the Consolidated Financial Statements and Supplemental Data, Management's Discussion and Analysis, and Selected Financial Data set forth in the Company's Annual Report on Form 10-K, concurrently being provided, which financial statements are incorporated herein by reference.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any proposal which a shareholder wishes to have presented at the 1997 Annual Meeting and included in the Company's proxy statement for such meeting must be received by the Company, at its principal executive office, 621 Airpark Road, Napa, California 94558-6272, no later than December 10, 1996. Proposals should be addressed to the attention of Mr. William L. Hamilton, Executive Vice President.

April 10, 1996                          By Order of the Board of Directors

                                        /s/ William L. Hamilton

                                        William L. Hamilton
                                        Secretary





A COPY OF THE COMPANY'S MOST CURRENT ANNUAL REPORT ON FORM 10-K (LESS EXHIBITS) IS CONCURRENTLY BEING PROVIDED TO EACH SHAREHOLDER AS THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS.

                                                                      APPENDIX A


                          THE CHALONE WINE GROUP, LTD.

P
R             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
X              For Annual Meeting of Shareholders, May 13, 1995
Y

         KNOW ALL MEN BY THESE PRESENTS that the undersigned, shareholder(s) of THE CHALONE WINE GROUP, LTD. do(es) hereby appoint W. PHILIP WOODWARD and WILLIAM L. HAMILTON, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Annual Meeting of Shareholders of THE CHALONE WINE GROUP, LTD., to be held on May 13, 1996, and at any and all adjournments thereof, to vote all shares of capital stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.


         This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees for director named in item 1 and FOR item 2. It will also be voted in the discretion of the proxyholders on any other matter of business properly coming before the Meeting. In the event that any nominee for director is unable or declines to serve as a director, this Proxy will be voted for any nominee who shall be designated by the Board of Directors.

                                                                SEE REVERSE
                                                                    SIDE

                  (Continued and to be signed on reverse side)

                                 O-B-V-E-R-S-E

[  X  ]   Plese mark
          votes as in
          this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:
1. ELECTION OF DIRECTORS:                                     2. Ratification of appointment       FOR    AGAINST   ABSTAIN
Nominees:  Richard H. Graff, W. Philip Woodward,              of Deloitte & Touche LLP as          [  ]    [   ]     [   ]
William L. Hamilton, C. Richard Kramlich, James H.            the Company's certified
Niven, Eric de Rothschild, Christophe Salin, Yves-            public accountants.
Andre Istel, Mark A. Hojel, Phillip M. Plant, William
G. Myers

     FOR the nominees listed      WITHHOLD authority to       PLEASE PROMPTLY MARK, SIGN       MARK HERE FOR
[  ] above (except as        [  ] vote for all Nominees       DATE AND RETURN THIS PROXY       ADDRESS CHANGE   [   ]
     marked to the contrary       listed above.               IN THE ENVELOPE PROVIDED.        AND NOTE AT
     below).                                                                                   LEFT
To withhold authority to vote for any individual Nominee,     This proxy revokes any and all other proxies heretofore
write that Nominee's name in the space provided below:        given by the undersigned.

                                                              Please sign exactly as name appears hereon. When shares are
- ----------------------------------------------------------    held by joint tenants, both should sign. When signing as
                                                              attorney, executor, administrator, trustee, guardian or in a fiduciary capacity, please give full title as such. If a
                                                              corporation, please sign in full corporate name by
                                                              President or authorized person. If a partnership, please
                                                              sign in partnership's name by authorized person.

                                                              Signature:                               Date:
                                                                        ------------------------------      ---------

                                                              Signature:                               Date:
                                                                        ------------------------------      ---------
                                                                          (if held jointly)

                                 R-E-V-E-R-S-E